UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 3, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                                           CONTACTS:
                        Media Relations, San Jose: Bill Highlander, 408/792-1244
                             Media Relations, Calgary: Susan Dowse, 403/750-5419
                            Investor Relations: Karen Bunton, 408/995-5115 X1121


                    Calpine Prices Canadian Natural Gas Trust
                             Files Final Prospectus

     (SAN JOSE, CALIFORNIA) October 3, 2003 - Calpine Corporation [NYSE:CPN] (Calpine), a leading North American power company, has announced the pricing of the initial public offering of a newly established Canadian trust - the Calpine Natural Gas Trust (CNG Trust).

     CNG Trust will issue to the public approximately 18.4 million Trust Units at a price of Cdn$10.00 per unit, for gross proceeds of approximately Cdn$184.5 million. On closing, the net proceeds from the sale of Trust Units, together with approximately Cdn$61.5 million of proceeds from a concurrent issuance of units to Calpine and bank debt of approximately Cdn$40 million, will be used to acquire mature natural gas and oil properties in Alberta, Canada. To cover overallotments, Calpine has granted its underwriters an option to purchase up to approximately 1.8 million Trust Units for a period expiring 30 days following the closing of the offering. CNG Trust and a Canadian financial institution have arranged credit facilities in the aggregate amount of Cdn$71 million.

     Calpine will initially hold 25 percent of the outstanding trust units of CNG Trust and will participate, by way of investment, in the business strategy of the CNG Trust. Calpine will have the option to purchase up to 100 percent of CNG Trust's ongoing production for use in its North America power generation assets.

     A final prospectus was filed with securities commissions or similar authorities in each of the provinces and territories of Canada today. The offering is expected to close on October 15, 2003, with the first cash distribution expected to be paid on or about December 15, 2003 to unitholders of record as of November 30, 2003. The initial monthly distribution is expected to be $0.15 per Trust Unit. CNG Trust will make monthly cash distributions to its unitholders.

     The Toronto Stock Exchange has conditionally approved the listing of the Trust Units, subject to the fulfillment of customary conditions. It is expected that the Trust Units will trade under the symbol CXT.UN.

     CNG Trust will acquire from Calpine select natural gas and crude oil properties in several major natural gas and oil fields throughout Alberta, Canada, including interests in the Markerville, Sylvan Lake and Innisfail areas. The average daily net production of the initial properties for the six months ending June 30, 2003 was approximately 28 million cubic feet of natural gas equivalent per day, with proven reserves of approximately 83 billion cubic feet of natural gas equivalent (as of June 20, 2003). An executive team, independent of Calpine, will manage the CNG Trust. The majority of the board of directors of CNG Trust will be independent, with Calpine initially appointing three of the seven directors.

     Calpine's participation in the CNG Trust will allow it to increase its competitiveness in the acquisition and development of additional natural gas reserves in Canada to fuel its power generation portfolio in North America. The proceeds generated by Calpine from the sale of the natural gas and oil properties to the CNG Trust will be used for general corporate purposes.

     Scotia Capital Inc. is the lead underwriter for the offering.

     The securities offered have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. A prospectus relating to these securities has been filed with securities commissions or similar authorities in each of the provinces and territories of Canada. This news release shall not constitute an offer to buy these securities in any state of the United States or province or territory of Canada.

     Calpine Corporation is a leading North American power company dedicated to providing electric power to wholesale and industrial customers from clean, efficient, natural gas-fired and geothermal power facilities. The company generates power at plants it owns or leases in 22 states in the United States, three provinces in Canada and in the United Kingdom. Calpine is also the world's largest producer of renewable geothermal energy, and it owns approximately one trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas; and (iv) other risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2002, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, which can be found on the Company's website at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  October 7, 2003